Exhibit 10.1
AMENDMENT
to
EMPLOYMENT AGREEMENT
and
RESIGNATION
     This AMENDMENT TO EMPLOYMENT AGREEMENT AND RESIGNATION (this “Amendment”) is dated as of September 29, 2006, by and between Pacific Sunwear of California, Inc., a California corporation (the “Company”), and Seth Johnson (“Executive”).
     WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated October 11, 2004 (the “Agreement”); and
     WHEREAS, in connection with Executive’s voluntary decision to resign from his position as the Company’s Chief Executive Officer and member of the Board of Directors of the Company and as an officer and/or member of the board of directors of each of the Company’s subsidiaries as of September 29, 2006, the Company and Executive desire to further amend the terms of the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the above recitals which are incorporated by reference and made a part of this Agreement and for such other good and valuable consideration that the parties acknowledge to be adequate, the parties agree as follows:
     1. Section 6(b) of the Agreement is hereby amended by the deletion of the phrase “, by providing Executive thirty (30) days written notice of such termination” and modifying Section 6(b)(iii) as follows:
     (iii) continued payment of Executive’s base salary at an annual rate of $1,040,000 (less applicable withholdings and deductions), in the Company’s normal payroll cycle, for the period of October 1, 2006 through October 31, 2007;
and adding a new Section 6(b)(v) and a new Section 6(b)(vi) as follows:
     (v) continued coverage on the same basis as present of Executive’s health, dental and vision benefits through the term of Executive’s receipt of continued base salary as provided in Section 6(b)(iii), following which Executive shall be eligible for coverage for eighteen months pursuant to COBRA at his own expense; and
     (vi) continuation of Executive’s existing standard employee discount privilege through October 31, 2007.
     2. The text in Section 7 of the Agreement is hereby deleted in its entirety and is replaced with the following:

     TERMINATION BY EMPLOYEE
     (a) TERMINATION. Executive’s resignation effected pursuant to that certain Amendment to Employment Agreement and Resignation, dated as of September 29, 2006, by and between the Company and Executive, shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 6(b) (including those changes effected by this Amendment) shall apply.
     3. Executive hereby voluntarily resigns from his position as the Company’s Chief Executive Officer, as a member of the Company’s Board of Directors, and as an officer and/or member of the board of directors of each of the Company’s subsidiaries, as of September 29, 2006. In accordance with Section 6(b)(iii) of the Agreement, as modified by this Amendment, the Company shall pay Executive his base salary at an annual rate of $1,040,000 (less applicable withholdings and deductions) for the period of October 1, 2006 through October 31, 2007, in accordance with the Company’s normal payroll schedule, shall pay Executive a “Pro Rata Portion of the Bonus” (as defined in the Agreement), if any, and shall pay the premiums of Executive’s health, dental and vision benefits through October 31, 2007. The Company also shall promptly pay to Executive his accrued but unused vacation through the date hereof and, subject to the submission of customary expense reports, shall promptly pay to him any unreimbursed Company business expenses through the date hereof.
     4. During the period that Executive will continue to receive his base salary pursuant to Section 6(b)(iii) of the Agreement, Executive agrees that he will provide reasonable cooperation to the Company and its directors and officers in the transition of his duties and related matters, and the Company agrees that it will promptly reimburse Executive for any out-of-pocket expenses incurred by Executive in providing such reasonable cooperation.
     5. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
     6. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
     7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

PACIFIC SUNWEAR OF CALIFORNIA, INC. “Company”

By:	/s/ Gerald M. Chaney

Name:	Gerald M. Chaney
Title:	Chief Financial Officer

SETH JOHNSON
“Executive”

/s/ Seth Johnson

Seth Johnson

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